Exhibit 99.1
Investor Relations:
Kathleen Bela
Juniper Networks
(408) 936-7804
kbela@juniper.net
Media Relations:
David Shane
Juniper Networks
(408) 936-4872
dshane@juniper.net
Cindy Ta
Juniper Networks
(408) 936-6131
cta@juniper.net
JUNIPER NETWORKS REPORTS PRELIMINARY FIRST QUARTER
2011 FINANCIAL RESULTS
•	Revenue: $1,102 million, up 21% year-over-year and down 7% sequentially

•	Operating Margin: 16.1% GAAP; 22.3% non-GAAP

•	GAAP Net Income Per Share: $0.24 diluted

•	Non-GAAP Net Income Per Share: $0.32 diluted, up 19% year-over-year and down 24% sequentially
SUNNYVALE, Calif., April 19, 2011 - Juniper Networks (NYSE: JNPR) today reported preliminary financial results for the three months ended March 31, 2011.
Net revenues for the first quarter of 2011 increased 21% on a year-over-year basis to $1,102 million. The Company posted GAAP net income of $130 million, or $0.24 per diluted share, and non-GAAP net income of $178 million, or $0.32 per diluted share for the first quarter of 2011. GAAP net income includes half a cent dilutive impact from net interest expense related to the $1 billion dollars of senior notes we issued during the quarter. Non-GAAP net income per diluted share increased 19% compared to the first quarter of 2010 and decreased 24% compared to last quarter. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Net Revenues by Market table below.
“Juniper delivered solid results in the first quarter and continued to build on market momentum,” said Kevin Johnson, chief executive officer at Juniper Networks. “We are executing on our innovation roadmap with new solutions that define our vision of the new network. Innovation is at the core of our multi-year growth agenda.”
Juniper’s operating margin for the first quarter of 2011 decreased to 16.1% on a GAAP basis from 19.1% in the fourth quarter of 2010, and decreased from 17.6% in the prior year first quarter. As anticipated, non-GAAP operating margin for the first quarter of 2011 decreased to 22.3% on a non-GAAP basis from 24.5% in the fourth quarter of 2010, and decreased from 23.2% in the prior year first quarter.
For the first quarter of 2011, Juniper generated cash from operations of approximately $240 million. Net cash from operations for the same quarter in 2010 was $258 million before litigation settlement payments of $169 million, which were incurred as charges against the Company’s fourth quarter of 2009 results. As a result of the litigation settlement payments, net cash from operations for the first quarter of 2010 was $89 million.
Capital expenditures as well as depreciation and amortization expense during the first quarter of 2011 were

$54 million and $41 million, respectively.
“The first quarter was a very solid start to the year, with Juniper generating strong revenue and earnings growth,” said Robyn Denholm, chief financial officer at Juniper Networks. “Our innovation engine was in high gear as we positioned sales and marketing resources to capture the opportunity ahead and continue to perform at levels consistent with our long-term financial targets.”
Outlook
The overall demand environment for both the Service Provider and Enterprise markets looks healthy across all regions. Our outlook for the June quarter includes any anticipated impact to our business from the recent events in Japan.
•	Juniper estimates revenue for the second quarter ending June 30, 2011 to be in the range of $1.130 billion to $1.180 billion, which represents a year over year increase of approximately 16% to 21%.

•	Juniper estimates that its non-GAAP gross margin will remain in its targeted range of between 66% and 68% in the second quarter.

•	Juniper estimates that its non-GAAP operating expenses will be lower as a percent of revenue, but will increase sequentially on a dollar basis. As a result, Juniper expects its non-GAAP operating margin for the second quarter will be 22.5%, plus or minus 0.5%.

•	Juniper estimates that its non-GAAP net income per share will range between $0.31 and $0.34 on a diluted basis, assuming a slight increase in share count and estimated non-GAAP tax rate of 26.5%. The non-GAAP EPS estimate includes a dilutive impact of approximately one and a half cents, $0.015, per share due to net interest expense from our debt.
All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.
Conference Call Web Cast
Juniper Networks will host a conference call web cast today, April 19, 2011 at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.
To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website until June 14, 2011.
About Juniper Networks
Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).
Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.
Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.
Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net revenues:
Product	$877,440	$721,201
Service	224,172	191,417

Total net revenues	1,101,612	912,618
Cost of revenues:
Product	265,746	222,381
Service	99,981	78,216

Total cost of revenues	365,727	300,597

Gross margin	735,885	612,021
Operating expenses:
Research and development	261,979	206,994
Sales and marketing	246,291	192,375
General and administrative	44,924	43,138
Amortization of purchased intangible assets	1,544	1,137
Restructuring	(347)	8,105
Acquisition-related charges	4,101	—

Total operating expenses	558,492	451,749

Operating income	177,393	160,272
Other (expense) income, net	(6,462)	1,459

Income before income taxes and noncontrolling interest	170,931	161,731
Income tax provision (benefit)	41,271	(2,879)

Consolidated net income	129,660	164,610
Adjust for net loss (income) attributable to noncontrolling interest	90	(1,495)

Net income attributable to Juniper Networks	$129,750	$163,115

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.24	$0.31

Diluted	$0.24	$0.30

Shares used in computing net income per share:
Basic	530,789	521,141

Diluted	548,825	536,718

Juniper Networks, Inc.
Share-Based Compensation by Category
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cost of revenues — Product	$948	$1,105
Cost of revenues — Service	3,919	3,494
Research and development	22,330	16,986
Sales and marketing	13,226	11,728
General and administrative	8,616	7,248

Total	$49,039	$40,561

Juniper Networks, Inc.
Share-Based Compensation Related Payroll Tax by Category
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cost of revenues — Product	$271	$71
Cost of revenues — Service	835	165
Research and development	3,074	755
Sales and marketing	3,386	432
General and administrative	419	97

Total	$7,985	$1,520

Juniper Networks, Inc.
Net Revenues by Reportable Segment
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Infrastructure:
Routers — Product	$609,540	$482,519
Routers — Service	139,375	118,945

Infrastructure Revenue — Routers	748,915	601,464

Switches — Product	99,037	73,608
Switches — Service	6,777	3,624

Infrastructure Revenue — Switches	105,814	77,232

Total Infrastructure Revenue	$854,729	$678,696

Service Layer Technologies:
Service Layer Technologies — Product	$168,863	$165,074
Service Layer Technologies — Service	78,020	68,848

Total Service Layer Technologies Revenue	$246,883	$233,922

Total Revenue	$1,101,612	$912,618

Juniper Networks, Inc.
Net Revenues by Geographic Region
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Americas	$581,615	$488,468
Europe, Middle East, and Africa	299,851	264,057
Asia Pacific	220,146	160,093

Total	$1,101,612	$912,618

Juniper Networks, Inc.
Net Revenues by Market
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Service Provider	$742,177	$593,249
Enterprise	359,435	319,369

Total	$1,101,612	$912,618

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2011	2010
GAAP Cost of revenues — Product		$265,746	$222,381
Share-based compensation expense	C	(948)	(1,105)
Share-based compensation related payroll tax	C	(271)	(71)
Amortization of purchased intangible assets	A	(5,198)	(25)
Acquisition-related charges	A	(960)	—

Non-GAAP Cost of revenues — Product		258,369	221,180

GAAP Cost of revenues — Service		99,981	78,216
Share-based compensation expense	C	(3,919)	(3,494)
Share-based compensation related payroll tax	C	(835)	(165)

Non-GAAP Cost of revenues — Service		95,227	74,557

GAAP Gross margin — Product		611,694	498,820
Share-based compensation expense	C	948	1,105
Share-based compensation related payroll tax	C	271	71
Amortization of purchased intangible assets	A	5,198	25
Acquisition-related charges	A	960	—

Non-GAAP Gross margin — Product		619,071	500,021

GAAP Product gross margin as a % of product revenue		69.7%	69.2%
Share-based compensation expense as a % of product revenue	C	0.2%	0.1%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.6%	—%
Acquisition-related charges as a % of product revenue	A	0.1%	—%

Non-GAAP Product gross margin as a % of product revenue		70.6%	69.3%

GAAP Gross margin — Service		124,191	113,201
Share-based compensation expense	C	3,919	3,494
Share-based compensation related payroll tax	C	835	165

Non-GAAP Gross margin — Service		$128,945	$116,860

GAAP Service gross margin as a % of service revenue		55.4%	59.1%
Share-based compensation expense as a % of service revenue	C	1.7%	1.8%
Share-based compensation related payroll tax as a % of service revenue	C	0.4%	0.1%

Non-GAAP Service gross margin as a % of service revenue		57.5%	61.0%

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2011	2010
GAAP Gross margin		$735,885	$612,021
Share-based compensation expense	C	4,867	4,599
Share-based compensation related payroll tax	C	1,106	236
Amortization of purchased intangible assets	A	5,198	25
Acquisition-related charges	A	960	—

Non-GAAP Gross margin		748,016	616,881

GAAP Gross margin as a % of revenue		66.8%	67.1%
Share-based compensation expense as a % of revenue	C	0.4%	0.5%
Share-based compensation related payroll tax as a % of revenue	C	0.1%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.5%	—%
Acquisition-related charges as a % of revenue	A	0.1%	—%

Non-GAAP Gross margin as a % of revenue		67.9%	67.6%

GAAP Research and development expense		261,979	206,994
Share-based compensation expense	C	(22,330)	(16,986)
Share-based compensation related payroll tax	C	(3,074)	(755)

Non-GAAP Research and development expense		236,575	189,253

GAAP Sales and marketing expense		246,291	192,375
Share-based compensation expense	C	(13,226)	(11,728)
Share-based compensation related payroll tax	C	(3,386)	(432)

Non-GAAP Sales and marketing expense		229,679	180,215

GAAP General and administrative expense		44,924	43,138
Share-based compensation expense	C	(8,616)	(7,248)
Share-based compensation related payroll tax	C	(419)	(97)

Non-GAAP General and administrative expense		35,889	35,793

GAAP Operating expense		558,492	451,749
Share-based compensation expense	C	(44,172)	(35,962)
Share-based compensation related payroll tax	C	(6,879)	(1,284)
Amortization of purchased intangible assets	A	(1,544)	(1,137)
Restructuring	B	347	(8,105)
Acquisition-related charges	A	(4,101)	—

Non-GAAP Operating expense		$502,143	$405,261

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

		Three Months Ended
		March 31,
		2011	2010
GAAP Operating income		$177,393	$160,272
Share-based compensation expense	C	49,039	40,561
Share-based compensation related payroll tax	C	7,985	1,520
Amortization of purchased intangible assets	A	6,742	1,162
Restructuring	B	(347)	8,105
Acquisition-related charges	A	5,061	—

Non-GAAP Operating income		245,873	211,620

GAAP Operating margin		16.1%	17.6%
Share-based compensation expense as a % of revenue	C	4.5%	4.4%
Share-based compensation related payroll tax as a % of revenue	C	0.7%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	0.1%
Restructuring as a % of revenue	B	—%	0.9%
Acquisition-related charges as a % of revenue	A	0.4%	—%

Non-GAAP Operating margin		22.3%	23.2%

GAAP Other income (expense), net		(6,462)	1,459
Gain on equity investments	B	(62)	—

Non-GAAP Other income and (expense), net		(6,524)	1,459

GAAP Income tax provision		41,271	(2,879)
Non-recurring income tax benefit	B	—	54,069
Income tax effect of non-GAAP exclusions	B	20,658	13,977

Non-GAAP Provision for income tax		61,929	65,167

Non-GAAP Income tax rate		25.9%	30.6%

Non-GAAP Income before income taxes and noncontrolling interest*		$239,349	$213,079

*	Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.
Reconciliation between GAAP and non-GAAP Financial Measures
(in thousands, except per share amounts and percentages)
(unaudited)

		Three Months Ended
		March 31,
		2011	2010
GAAP Net income attributable to Juniper Networks		$129,750	$163,115
Share-based compensation expense	C	49,039	40,561
Share-based compensation related payroll tax	C	7,985	1,520
Amortization of purchased intangible assets	A	6,742	1,162
Restructuring	B	(347)	8,105
Acquisition-related charges	A	5,061	—
Gain on equity investments	B	(62)	—
Non-recurring income tax adjustments	B	—	(54,069)
Income tax effect of non-GAAP exclusions	B	(20,658)	(13,977)

Non-GAAP Net income		$177,510	$146,417

Non-GAAP Net income per share:
Basic	D	$0.33	$0.28

Diluted	D	$0.32	$0.27

Shares used in computing non-GAAP net income per share:
Basic	D	530,789	521,141

Diluted	D	548,825	536,718

GAAP Net income attributable to Juniper Networks as a % of revenue		11.8%	17.9%
Share-based compensation expense as a % of revenue	C	4.5%	4.4%
Share-based compensation related payroll tax as a % of revenue	C	0.7%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	0.1%
Restructuring as a % of revenue	B	—%	0.9%
Acquisition-related charges as a % of revenue	A	0.5%	—%
Non-recurring income tax adjustments as a % of revenue	B	—%	(5.9)%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(2.0)%	(1.6)%

Non-GAAP Net income as a % of revenue		16.1%	16.0%

Discussion of Non-GAAP Financial Measures
The table above includes the following non-GAAP financial measures from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; net other income and expense; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below.
Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial

Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding share-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.
Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,944,383	$1,811,887
Short-term investments	493,557	474,514
Accounts receivable, net of allowances	471,012	596,622
Deferred tax assets, net	160,032	161,535
Prepaid expenses and other current assets	235,443	169,812

Total current assets	4,304,427	3,214,370
Property and equipment, net	516,445	493,881
Long-term investments	645,609	535,178
Restricted cash	102,125	119,346
Purchased intangible assets, net	143,506	121,803
Goodwill	3,927,280	3,927,807
Other long-term assets	54,308	55,466

Total assets	$9,693,700	$8,467,851

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$228,275	$292,270
Accrued compensation	188,736	256,746
Accrued warranty	38,320	35,931
Deferred revenue	733,249	660,264
Income taxes payable	25,651	25,000
Other accrued liabilities	189,513	201,765

Total current liabilities	1,403,744	1,471,976
Long-term debt	998,923	—
Long-term deferred revenue	217,024	224,165
Long-term income tax payable	101,630	103,823
Other long-term liabilities	75,530	59,087

Total liabilities	2,796,851	1,859,051
Total equity	6,896,849	6,608,800

Total liabilities and equity	$9,693,700	$8,467,851

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$129,660	$164,610
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	40,758	35,269
Share-based compensation	47,586	40,561
Excess tax benefits from share-based compensation	(39,041)	(20,520)
Deferred income taxes	1,503	(12,471)
Changes in operating assets and liabilities:
Accounts receivable, net	125,610	55,718
Prepaid expenses and other assets	(59,372)	(11,150)
Accounts payable	(58,468)	(14,125)
Accrued compensation	(66,510)	(19,847)
Accrued litigation settlements	—	(169,330)
Income tax payable	38,099	(1,088)
Other accrued liabilities	13,981	4,620
Deferred revenue	65,844	36,299

Net cash provided by operating activities	239,650	88,546

Cash flows from investing activities:
Purchases of property and equipment, net	(53,972)	(37,807)
Purchases of trading investments	(2,495)	(1,245)
Purchases of available-for-sale investments	(437,773)	(447,716)
Proceeds from sales of available-for-sale investments	193,301	224,514
Proceeds from maturities of available-for-sale investments	126,260	235,960
Payment for business acquisition, net of cash and cash equivalents acquired	(28,573)	—
Changes in restricted cash	—	(1,550)
Purchases of privately-held equity investments, net	(5,972)	(4,773)

Net cash used in investing activities	(209,224)	(32,617)

Cash flows from financing activities:
Proceeds from issuance of common stock	264,113	118,920
Purchases and retirement of common stock	(205,171)	(76,225)
Issuance of long-term debt	991,556	—
Change in customer financing arrangements	12,531	2,082
Excess tax benefits from share-based compensation	39,041	20,520
Return of capital to noncontrolling interest	—	(2,000)

Net cash provided by financing activities	1,102,070	63,297

Net increase in cash and cash equivalents	1,132,496	119,226
Cash and cash equivalents at beginning of period	1,811,887	1,604,723

Cash and cash equivalents at end of period	$2,944,383	$1,723,949

Juniper Networks, Inc.
Cash, Cash Equivalents, and Investments
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$2,944,383	$1,811,887
Short-term investments	493,557	474,514
Long-term investments	645,609	535,178

Total	$4,083,549	$2,821,579